At a special meeting of shareholders of MFS European Equity Fund, which was held on October 19, 2001, the following actions were taken:
Item 1. Trustees of the fund were elected as follows:
                               Number of Shares
Nominee                     For           Withhold Authority
Jeffrey L. Shames           66,017.951    .000
John W. Ballen              66,017.951    .000
Lawrence H. Cohn            66,017.951    .000
J. David Gibbons            66,017.951    .000
William R. Gutow            66,017.951    .000
J. Atwood Ives              66,017.951    .000
Abby M. O'Neill             66,017.951    .000
Lawrence T. Perera          66,017.951    .000
William J. Poorvu           66,017.951    .000
Arnold D. Scott             66,017.951    .000
J. Dale Sherratt            66,017.951    .000
Elaine R. Smith             66,017.951    .000
Ward Smith                  66,017.951    .000
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
             Number of Shares
For          66,017.951
Against            .000
Abstain            .000
Broker Non-votes   .000
Item 3. The amendment or removal of certain fundamental investment policies.
             Number of Shares
For          66,017.951
Against            .000
Abstain            .000
Broker Non-votes   .000
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
             Number of Shares
For          66,017.951
Against            .000
Abstain            .000
Item 5. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for the fiscal year ending July 31, 2002.
             Number of Shares
For          66,017.951
Against            .000
Abstain            .000